UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Rurban Financial Corp.

(Name of Registrant as Specified In Its Charter)

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On April 29, 2011, the Company sent the following email to all employees of The State Bank and Trust Company and Rurbanc Data Services, Inc. (each a wholly-owned subsidiary of the Company):

From: Mark A. Klein, President and CEO of Rurban Financial Corp.
Sent: Friday, April 29, 2011
To: All Employees of The State Bank and Trust Company and Rurbanc Data Services, Inc.
Subject:  ESOP Proxy Voting Follow-Up

To All:

I am sending this brief follow-up to my prior email of April 27th in order to provide some additional clarification regarding our proposed participation in the Small Business Lending Fund (SBLF).

I indicated in my previous email that our participation in the SBLF will not affect the common stockholders’equity position.  What I mean by this is that management believes participation in the SBLF is in the best interest of common shareholders because this participation would allow us to strengthen our capital position, increase our lending and provide a foundation to potentially increase profitability and common shareholder value in the future.  Of course, the actual impact of the SBLF investment on future profitability and the value of our common shares will depend upon our ability to effectively deploy the additional capital and other factors described in the Proxy Statement that you received for the Annual Meeting.

I encourage everyone to carefully review the Proxy Statement that you received for the Annual Meeting.  The Proxy Statement provides a detailed explanation of this proposal, the terms of the proposed SBLF investment and the potential impacts on the company and common shareholders.

Again, I am asking for your support.  Please vote your shares as soon as possible to ensure that your vote is counted on this important proposal.

Thank you.

Mark A. Klein
President & CEO

On April 27, 2011, the Company sent the following email to all employees of The State Bank and Trust Company and Rurbanc Data Services, Inc. (each a wholly-owned subsidiary of the Company):

From: Mark A. Klein, President and CEO of Rurban Financial Corp.
Sent: Wednesday, April 27, 2011
To: All Employees of The State Bank and Trust Company and Rurbanc Data Services, Inc.
Subject: ESOP Proxy Voting

To All:

I am sending a company-wide email as you are all owners of the common stock of Rurban Financial Corp. (RBNF) through our Employee Stock Ownership Plan (ESOP).  Many of you might even own the company stock outside the ESOP plan as well.  Regardless of your ownership structure, I am asking for your support on each of the outlined proposals in the proxy you should have received.  Each is important and each carries the recommendation of management.

As you might be aware, if you have reviewed the proxy statement, our institution has an opportunity to participate in the Small Business Lending Fund (SBLF) that is sponsored by the U.S. Treasury.  This is presented in the form of a proposed amendment to our Articles of Incorporation through the issuance of 200,000 preferred shares.  As you would expect, for a recommendation this significant to come from management, it is in the best interest of our corporation and stockholders to side with management and support this amendment.  The reason for this email is to request that support from you as a stockholder of Rurban Financial Corp. (RBNF) Tony Cosentino will be explaining this strategy in detail at this Thursday’s Quarterly Staff meeting for State Bank and Reliance Staff. (Gary Saxman will explain this to the RDSI/DCM staff)

Briefly, if this proposal is approved by at least 50% of our outstanding stock, (~4.862 Million shares outstanding * 50%  = Approximately 2.43 Million shares needed) our corporation will be authorized to issues “preferred” shares.  This gives us the right to allow the treasury to infuse approximately $22 Million in tangible capital into Rurban Financial Corp.  As a result of this infusion, we strengthen our equity position by approximately 33% over current levels.  We are not being required to do this as we are already “well-capitalized” as defined by our regulators but this infusion will strengthen our corporation and add stability to our capital position while potentially ensuring the future livelihood of our entire staff.  In addition to this added stability, it also provides a source of lower-cost funding for our budgeted loan growth.

This strategy will not affect the common stockholder’s equity position.  These preferred shares issued to the U.S. Treasury will bear a lower interest rate (could be as low as 1% with appropriate loan growth) and provide the funds for loan growth.  There is no penalty to return the funds should we determine loan growth is unattainable but must be returned to the Treasury after a 10-year period.  These funds will actually support the common stockholder value as they will enable us to strengthen our corporation’s equity position and provide lower-cost funding for loan growth that will potentially enable us to improve our profitability.  This profit improvement is what will potentially provide the corporation the opportunity to begin paying dividends to the common stockholder.

I have only touched on several of the positive provisions of the proposal to issue preferred shares.  There are other positive provisions and very limited downside.  I am willing to explain more if you would like more clarification.  If you will not be attending our quarterly staff meeting and want to discuss our recommendations in detail, please call me at 419-783-8709 or 419-783-8920.  Tony Cosentino and Keeta Diller are also available to discuss your questions or concerns.  My request for your support comes in the spirit of strengthening our capital position, improving our profitability and providing a clearer path to improved common stockholder value in the future.

I need your support!  Please vote your shares this week in support of our recommendations either by phone, internet.

Thank you.

Mark A. Klein
President & CEO